Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

Frank Pellegrino
Sr. Vice President, Finance, Treasurer and Corporate Controller
847-214-4138

FOR IMMEDIATE RELEASE

WEDNESDAY, AUGUST 22, 2018

Quarterly Net Sales Increased by 4.9% on Strong Sales Volume Growth in the Consumer Distribution Channel

Quarterly Overview:	Fiscal Year Overview:

- Net sales increased by 4.9%	- Net sales increased by 5.0%
- Sales volume increased by 1.7%	- Sales volume increased by 3.4%
- Gross profit decreased by 2.1%	- Gross profit decreased by 2.2%
- Net income decreased by 16.7%	- Net income decreased by 10.3%

Elgin, IL, August 22, 2018 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for both its fiscal 2018 fourth quarter and fiscal year ended June 28, 2018. Net income for the fourth quarter of fiscal 2018 was $5.6 million, or $0.49 per share diluted, compared to net income of $6.7 million, or $0.59 per share diluted, for the fourth quarter of fiscal 2017. Net income for fiscal 2018 was $32.4 million, or $2.83 per share diluted, compared to net income of $36.1 million for fiscal 2017, or $3.17 per share diluted.

Fiscal 2018 fourth quarter net sales increased by 4.9% to $211.5 million from net sales of $201.6 million for the fourth quarter of fiscal 2017 due to a 3.2% increase in the weighted average selling price per pound and a 1.7% increase in sales volume, which is defined as pounds sold to customers. The increase in the weighted average selling price primarily resulted from a shift in sales volume to the consumer distribution channel where selling prices per pound are typically higher than selling prices per pound in the commercial ingredients and contract packaging distribution channels. Sales volume increased in the consumer distribution channel by 14.0%, which was primarily driven by increased sales of private brand trail mixes, peanuts and almonds. Increased sales of Orchard Valley Harvest produce products also contributed to the increase in sales volume in the consumer distribution channel. Sales volume also increased in the consumer distribution channel due to Southern Style snack mix sales now being categorized in this channel. Southern Style product sales were previously included in the contract packaging distribution channel until our acquisition of the Squirrel Brand business in the second quarter of fiscal 2018. Sales volume increased in the commercial ingredients distribution channel as sales of Squirrel Brand products in the current quarter were included in this channel, while sales of these products were included in the contract packaging distribution channel in last year’s fourth quarter. The decrease in sales volume in the contract packaging distribution channel was primarily attributable to that distribution channel reclassification and the loss of some bulk business with an existing contract packaging customer.

Sales volume for our branded products in the consumer distribution channel changed as follows:

Fisher recipe nuts	2.5%
Orchard Valley Harvest	97.9%
Fisher snack nuts	(6.1)%

Fisher recipe nut sales volume increased primarily due to distribution gains with new and existing customers. The sales volume increase for our Orchard Valley Harvest brand came primarily from distribution gains with new customers. The sales volume decline for Fisher snack nuts was mainly due to reduced display activity at a major customer.

Fiscal 2018 net sales increased by 5.0% to $888.6 million from $846.6 million for fiscal 2017 mainly due to a 3.4% increase in sales volume. Sales volume increased 11.1% in the consumer distribution channel for the same reasons stated in the quarterly comparison. Sales volume declined in the commercial ingredients distribution channel due to the loss of a bulk almond butter customer that occurred in the second quarter of fiscal 2017. Sales volume declined in the contract packaging distribution channel for the same reasons stated in the quarterly comparison.

Gross profit was $32.9 million in the fourth quarter of fiscal 2018 compared to $33.6 million for the fourth quarter of fiscal 2017. Gross profit margin decreased to 15.6% of net sales in the fourth quarter of fiscal 2018 from 16.7% for the fourth quarter of fiscal 2017. The decreases in gross profit and gross profit margin were due primarily to higher commodity acquisition costs for walnuts in the fourth quarter.

Gross profit declined by 2.2% to $138.8 million in fiscal 2018 from $141.9 million in fiscal 2017. Gross profit margin decreased to 15.6% of net sales for fiscal 2018 from 16.8% for fiscal 2017. The declines in gross profit and gross profit margin were due primarily to higher commodity acquisition costs for walnuts and higher acquisition costs for pecans for the first two quarters of the current fiscal year.

Total operating expenses increased by $1.0 million, and total operating expenses, as a percentage of net sales, decreased slightly to 10.6% from 10.7% in the quarterly comparison. The increase in total operating expenses in the quarterly comparison was mainly attributable to increases in shipping, advertising and sales commission expenses, which were largely offset by a decrease in incentive compensation expense. Total operating expenses also included $0.8 million in amortization expense associated with the acquisition of the Squirrel Brand business, which occurred in the second quarter of the 2018 fiscal year.

Total operating expenses increased by $1.3 million, and total operating expenses, as a percentage of net sales, decreased to 9.3% from 9.6% in the fiscal year comparison. The increase in total operating expenses was mainly due to the same reasons cited in the quarterly comparison. Total operating expenses also included $2.0 million in amortization expense associated with the acquisition of the Squirrel Brand business.

Interest expense for the fourth quarter of fiscal 2018 increased to $0.9 million from $0.8 million for the fourth quarter of fiscal 2017. Interest expense increased to $3.5 million for fiscal 2018 from $2.9 million for fiscal 2017. The increases in interest expense for both comparisons were primarily due to higher debt levels and interest rates, both of which were mainly attributable to debt resulting from the acquisition of the Squirrel Brand business in the second quarter of fiscal 2018.

The value of total inventories on hand at the end of the current fourth quarter declined by $7.8 million, or 4.3%, when compared to the value of total inventories on hand at the end of the fourth quarter of fiscal 2017. The decline in the value of total inventories was primarily due to lower quantities on hand for walnuts and pecans. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the current fourth quarter fell by only 0.7% as the decline in acquisition costs for pecans was almost fully offset by increases in acquisition costs for peanuts and walnuts.

“Our sales continue to shift to the consumer distribution channel with another quarter of strong consumer channel volume growth. Sales in the consumer distribution channel amounted to 65% of our total net sales compared to 59% of total net sales for last year’s fourth quarter. Sales volume growth for private brand and Orchard Valley Harvest products accounted for 64% and 19% of the total consumer distribution channel volume growth, respectively,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “In respect to quarterly pound volume growth at retail, our brands had mixed results according to IRi market data. Fisher recipe nut pound volume decreased by 21%, while the total recipe nut category pound volume decreased by 7%. The decline in pound volume at retail was driven by lost distribution at a major customer due to the introduction of private brand recipe nuts in our second quarter of fiscal 2018. A significant amount of this lost distribution was regained at this customer in the latter part of the current fourth quarter. Additionally, we gained expanded distribution for Fisher recipe nuts at two existing customers with shipments beginning in the fourth quarter of fiscal 2018 and the first quarter of fiscal 2019. Orchard Valley Harvest pound volume increased by 148%, while the total produce category pound volume increased by 1%. Fisher snack nut pound volume increased by 9%, and Southern Style Nuts pound volume grew by 3%, while pound volume for the total snack nut category increased by 1%,” Mr. Sanfilippo noted. “At the beginning of our current fourth quarter, we began buying shelled walnuts from other shellers on the spot market to cover some of our needs until the upcoming harvest.

The prices we paid for the walnuts we received in the current quarter generally were higher than the cost of the walnuts that we were producing in our walnut shelling plant. As we noted above, these higher acquisition costs led to the declines in gross profit and gross profit margin in the quarterly comparison. In the latter part of the fourth quarter, walnut spot market prices declined, which allowed us to purchase shelled walnuts for our expected first and second quarter needs at prices that are aligned with our current selling prices,” stated Mr. Sanfilippo. “We were again successful in generating cash from our operations in fiscal 2018. As a result, we increased the annual regular dividend by 10% to $0.55 per share and supplemented that with a special dividend of $2.00 per share, both of which were paid on August 17, 2018,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, August 23, 2018, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter the participant passcode of 2764536. This call is being webcast by NASDAQ/OMX and can be accessed at the Company’s website at www.jbssinc.com.

The Company will be presenting at the Sidoti & Company Fall 2018 Conference at the Grand Hyatt in New York City on September 27, 2018. For more information, visit Sidoti’s website at http://www.sidoti.com/events.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as transportation, compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn; (xi) the timing and occurrence

(or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	June 28, 2018	June 29, 2017	June 28, 2018	June 29, 2017
Net sales	$211,505	$201,591	$888,595	$846,635
Cost of sales	178,592	167,958	749,776	704,712

Gross profit	32,913	33,633	138,819	141,923

Operating expenses:
Selling expenses	14,507	12,452	52,922	49,392
Administrative expenses	7,985	9,032	29,788	32,054

Total operating expenses	22,492	21,484	82,710	81,446

Income from operations	10,421	12,149	56,109	60,477

Other expense:
Interest expense	873	816	3,463	2,910
Rental and miscellaneous expense, net	214	220	1,406	1,296
Other expense	493	533	1,970	2,133

Total other expense, net	1,580	1,569	6,839	6,339

Income before income taxes	8,841	10,580	49,270	54,138
Income tax expense	3,240	3,856	16,850	18,013

Net income	$5,601	$6,724	$32,420	$36,125

Basic earnings per common share	$0.49	$0.59	$2.85	$3.19

Diluted earnings per common share	$0.49	$0.59	$2.83	$3.17

Cash dividends declared per share	$—	$—	$2.50	$5.00

Weighted average shares outstanding
— Basic	11,406,009	11,349,840	11,383,080	11,317,149

— Diluted	11,475,529	11,435,711	11,449,386	11,403,605

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 28, 2018	June 29, 2017
ASSETS
CURRENT ASSETS:
Cash	$1,449	$1,955
Accounts receivable, net	65,426	64,830
Inventories	174,618	182,420
Prepaid expenses and other current assets	6,309	4,172

	247,802	253,377

PROPERTIES, NET:	125,078	125,462

OTHER ASSETS:
Intangibles, net	27,304	—
Deferred income taxes	5,024	9,095
Other	10,565	10,125

	42,893	19,220

	$415,773	$398,059

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$31,278	$29,456
Current maturities of long-term debt	7,169	3,418
Accounts payable	60,340	50,047
Bank overdraft	2,062	932
Accrued expenses	16,344	26,020

	117,193	109,873

LONG-TERM LIABILITIES:
Long-term debt	27,356	25,211
Retirement plan	21,288	20,994
Other	7,014	6,513

	55,658	52,718

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26
Common Stock	89	88
Capital in excess of par value	119,952	117,772
Retained earnings	127,240	123,190
Accumulated other comprehensive loss	(3,181)	(4,404)
Treasury stock	(1,204)	(1,204)

	242,922	235,468

	$415,773	$398,059